--------------------------------------------------------------------------------

    As filed with the Securities and Exchange Commission on October 28, 1998

                                           Registration Statement No. 333-______
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
              -----------------------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
              -----------------------------------------------------

                        MERISTAR HOSPITALITY CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

           Maryland                                             75-2648842
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                           1010 Wisconsin Avenue, N.W.
                             Washington, D.C. 20007
                                 (202) 295-1000
               (Address, Including Zip Code and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                Paul W. Whetsell
                            Chairman of the Board and
                             Chief Executive Officer
                           1010 Wisconsin Avenue, N.W.
                             Washington, D.C. 20007
                                 (202) 295-1000

            (Name Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)


                              --------------------
                                    copy to:
      Steven L. Lichtenfeld, Esq.               Richard S. Borisoff, Esq.
          Battle Fowler LLP             Paul, Weiss, Rifkind, Wharton & Garrison
         75 East 55th Street                 1285 Avenue of the Americas
          New York, New York  10022              New York, New York  10019
             (212) 856-7000                         (212) 373-3000

         Approximate date of commencement of proposed sale to public: From time to time or at one time after the effective date of this registration statement as determined by market conditions.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



CALCULATION OF REGISTRATION FEE
            Title of each class                   Amount      Proposed Maximum    Proposed Maximum on
            of securities to be                   to be        Offering Price    Aggregate Offering    Amount of Registration
                 Registered                     Registered           (2)                Price                Fee(3)
                 ----------                     ----------          ----                -----                ------
Common Stock, $0.01 par value per share         3,643,403          $17.9065          $65,240,596             $10,716
--------------------------------------------  -------------- ------------------  -------------------   -------------------

(1) Includes 1,490,859 shares of Common Stock of the Registrant previously registered on Registration Statement on Form S-3, Registration No. 333-36127 and 2,152,544 shares registered for the first time by this Registration Statement.

(2) Estimated solely for the purpose of determining the Registration Fee in accordance with Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended. Pursuant to Rule 457, the proposed maximum offering price per share of Common Stock of the Registrant is based upon the average of the high and low prices of the Registrant's Common Stock on October 22, 1998 on the New York Stock Exchange Composite Transaction Tape.

(3) Registration Fees totaling $17,856.22 with respect to 1,490,859 of the 3,643,403 shares registered hereby were previously paid upon the initial registration of such shares. Pursuant to Rule 429(b) of the Securities Act of 1933, as amended, the applicable registration fee of $10,716 with respect to the additional 2,152,544 shares is being paid herewith.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Pursuant to Rule 429 of the Rules and Regulations under the Securities Act of 1933, as amended, this Registration Statement contains a combined prospectus that also relates to a Registration Statement on Form S-3 (No. 333-36127) previously filed by the Registrant and declared effective on November 20, 1997, and collectively they are referred to herein as the "Registration Statement."

--------------------------------------------------------------------------------


754350.7

                  SUBJECT TO COMPLETION DATED OCTOBER 28, 1998
PROSPECTUS                     3,643,403 Shares

                        MERISTAR HOSPITALITY CORPORATION
                                  COMMON STOCK
                                -----------------



         We are a comprehensive real estate investment trust which owns a portfolio of primarily upscale, full service hotels, diversified by franchise and brand affiliation, in the United States and Canada.

         This Prospectus relates to the offer and sale from time to time by the persons listed under "Selling Stockholders" of up to 3,643,403 shares of our Common Stock. We have or may issue these shares of our Common Stock to the extent such Selling Stockholders exchange their 3,643,403 units of limited partnership interest in our subsidiary, MeriStar Hospitality Operating Partnership, L.P., held by them for an equal number of shares of our Common Stock.

         The Selling Stockholders may offer from time to time the shares of Common Stock covered by this Prospectus on the New York Stock Exchange, Inc., where our Common Stock is listed for trading under the symbol "MHX," in other markets where our Common Stock may be traded or in negotiated transactions, at whatever prices which are current when particular sales take place or at other prices to which they agree. The Selling Stockholders will pay any brokerage fees or commissions relating to the sales by them. See "Plan of Distribution." The registration of the Selling Stockholders' shares does not necessarily mean that any of them will sell their shares.

         We will not receive any of the proceeds of sales by the Selling Stockholders. We are paying the costs of preparing and filing the Registration Statement of which this Prospectus is a part.

         See "Risk Factors" beginning on page 5 for certain factors relevant to an investment in our Common Stock.

         These securities have not been approved by the Securities and Exchange Commission or any state securities commission; nor have these organizations determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



____________ __, 1998

754350.7
                                        2

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's Website at "http://www.sec.gov."

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

MeriStar Hospitality Corporation

1. Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998;

2. Our Current Report on Form 8-K dated August 3, 1998 and filed on August 14, 1998; and

3. The description of our Common Stock contained in our Registration Statement on Form 8-A.

CapStar Hotel Company

1. Annual Report on Form 10-K and 10-K/A of CapStar Hotel Company for the year ended December 31, 1997;

2. Quarterly Report on Form 10-Q filed by CapStar Hotel Company for the period ended March 31, 1998; and

3. Current Reports on Form 8-K of CapStar Hotel Company: dated August 1, 1997 and filed on August 13, 1997; dated August 18, 1997 and filed on September 2, 1997; dated September 5, 1997 and filed on September 8, 1997; dated and filed on September 9, 1997; dated and filed on September 18, 1997; dated and filed on September 22, 1997; dated January 6, 1998 and filed on January 21, 1998 (and the related Current Report on Form 8-K/A, filed on March 6, 1998); dated March 2, 1998 and filed on March 17, 1998 (and the related Current Report on Form 8-K/A, filed on May 6, 1998); dated March 15, 1998 and filed on March 17, 1998; dated and filed on April 7, 1998 (and the related Current Report on Form 8-K/A, filed on May 6, 1998 and May 22, 1998); dated June 5, 1998 and filed on June 11, 1998; and dated and filed on July 13, 1998.

American General Hospitality Corporation

1. Annual Report on Form 10-K and 10-K/A of American General Hospitality Corporation for the fiscal year ended December 31, 1997;

2. Quarterly Report on Form 10-Q and 10-Q/A of American General Hospitality Corporation for the period ended March 31, 1998; and

3. Current Reports on Form 8-K of American General Hospitality Corporation: dated January 8, 1998 and filed on January 23, 1998; dated February 12, 1998 and filed on February 13, 1998; dated February 13, 1998 and filed on February 27, 1998; dated February 18, 1998 and filed on February 19, 1998; dated February 24, 1998 and filed on February 25, 1998; dated March 15, 1998 and filed on March 17, 1998; dated April 6, 1998 and filed on April 7, 1998 (and the related Current Reports on Form 8-K/A, filed on May 22, 1998, May 28, 1998, June 5, 1998 and June 19, 1998); dated April 22, 1998 and filed on April 27, 1998; dated and filed on June 5, 1998; dated and filed on July 10, 1998; dated and filed on July 13, 1998.


754350.7
                                        3

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         John Emery, Chief Financial Officer
         MeriStar Hospitality Corporation
         1010 Wisconsin Avenue, N.W.
         Washington, D.C. 20007
         Telephone requests may be directed to (202) 295-1000.

         This Prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

                           FORWARD-LOOKING INFORMATION

         Certain information both included and incorporated by reference in this Prospectus may contain forward- looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our Company include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of capital, interest rates, competition, supply and demand for hotel rooms in our current and proposed market areas and general accounting principles, policies and guidelines applicable to real estate investment trusts. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.

754350.7
                                        4

                                   THE COMPANY


         We are a comprehensive real estate investment trust, which owns a portfolio of primarily upscale, full service hotels, diversified by franchise and brand affiliations, in the United States and Canada. All of our hotels and our other assets are held by, and all of our operations are conducted by our subsidiary, MeriStar Hospitality Operating Partnership, L.P. We are the sole general partner of the Operating Partnership and control its operations. On August 3, 1998, our predecessor, American General Hospitality Corporation, completed a merger with CapStar Hotel Company pursuant to which we changed our name to MeriStar Hospitality Corporation.

         Substantially all of our hotels are leased to and operated by MeriStar Hotels & Resorts, Inc. ("OpCo"), a separate, but closely aligned public company that also leases and manages properties for other owners. Our Company and OpCo, which share certain select key officers and some board members, have formed the first paper clip real estate investment trust in the lodging industry. An intercompany agreement aligns our interests with the interests of our primary hotel lessee, OpCo, with the objective of benefitting both companies' stockholders.

         Our executive offices are located at 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007 and our telephone number is (202) 295-1000.



754350.7
                                        5

                                  RISK FACTORS

         You should consider carefully the following risk factors together with all of the other information included or incorporated by reference in this Prospectus before you decide to purchase shares of our Common Stock. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 3 of the Prospectus.

Failure to Manage Rapid Growth and Integrate Operations

         We have recently experienced and we may continue to experience rapid growth through the acquisition of additional hotel properties. The consolidation of functions and integration of departments, systems and procedures following the American General Hospitality Corporation and CapStar Hotel Company merger and the formation of OpCo to manage most of our hotels will present a significant management challenge, and the failure to effectively integrate all of such hotels into OpCo's management and operating structures could have a material adverse effect on our results of operations and financial condition. There can be no assurance that the anticipated benefits from the merger will be realized or that the integration will be successful and timely implemented.

         Our ability to manage growth effectively requires us to select capable lessees and managers for newly acquired hotels. There can be no assurance that OpCo or other hotel management companies and/or operators will be able to manage our newly acquired hotels.

Significant Indebtedness; Refinancing Risks

         We currently have significant amounts of debt outstanding and, accordingly, are subject to the risks normally associated with debt financing, including the risk that our cash flow from operations will be insufficient to make required payments of principal and interest, the risk that existing indebtedness, including secured indebtedness, may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If we do not have sufficient funds to repay our indebtedness at maturity, it may be necessary to refinance such indebtedness through additional debt financing, private or public offerings of debt securities or additional equity offerings. If, at the time of any such refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect cash flow, and, consequently, cash available for distribution to stockholders. If we are unable to refinance our indebtedness on acceptable terms, we might be forced to dispose of hotels or other assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities. If we are unable to make required payments of principal and interest on indebtedness secured by our hotels, such properties could be foreclosed upon by the lender with a consequent loss of income and asset value.

         Likewise our credit facility requirements could affect our financial condition. We have in place a three-year unsecured revolving credit and term loan facility that, at inception, provided for a maximum borrowing amount of up to $1.0 billion. Our ability to borrow under the credit facility is subject to certain financial covenants, including certain leverage and interest rate coverage ratios and minimum net worth requirements. Our credit facility limits our ability to effect certain mergers, asset sales and change of control events and limits dividends to the lesser of (i) 90% of funds from operation and (ii) 10% of free cash flow (funds from operations less a capital reserve equal to 4% of gross room revenues). The credit facility also contains a cross-default provision which would be triggered by a default or acceleration of (i) $20 million or more of indebtedness secured by certain of our assets or (ii) $5 million or more of any other indebtedness.

         We also have outstanding $150 million of senior subordinated unsecured notes due 2007 that bear interest at an annual rate of 8.75% and $175 million of outstanding convertible notes due 2004 that bear interest at 4.75%. The indentures relating to these notes contain limitations on our ability to effect certain mergers and change of control events. The indenture relating to the $150 million of senior subordinated unsecured notes contains certain financial covenants, including the limitation on additional indebtedness and the issuance of capital stock unless a certain interest coverage ratio is met, certain limitations on the declaration and payment of dividends, certain limitations on the sale of our assets, certain limitations on transactions with our affiliates and certain limitations on liens.

754350.7
                                        6

         Our organizational documents do not limit the amount of indebtedness which we may incur. As of October 1, 1998, 24.81% of our hotel assets, based on the number of guest rooms, are encumbered by mortgage debt.

Risk of Rising Interest Rates

         Certain of our borrowings bear interest at a variable rate, including amounts outstanding under our credit facility. In addition, we may incur indebtedness in the future that bears interest at a variable rate or we may be required to retain our existing indebtedness at higher interest rates. Accordingly, increases in interest rates could increase our interest expense and adversely affect cash flow.

Dependence on Lessees and Payments Under the Hotel Leases

         Our revenues and our ability to make distributions to our stockholders depends solely upon the ability of OpCo and our other hotel lessees to make rent payments under hotel leases. We receive both base rent and a percentage of gross sales above a certain minimum level under our hotel leases. As a result, we will participate in the economic operations of our hotels only through our share of gross revenues. Any failure or delay by OpCo or our other hotel lessees in making rent payments would adversely affect our ability to make distributions to our stockholders. Such failure or delay by OpCo or our other hotel lessees may be caused by reductions in revenue from the hotels they lease from us. OpCo and our other hotel lessees will be affected by factors beyond their control such as changes in general economic conditions, the level of demand for such rooms and related services of our hotels, the ability of OpCo and our other lessees to maintain and increase gross revenues at our hotels, competition in the lodging industry and other factors relating to the operations of our hotels. Although failure on the part of either OpCo or our other lessees to materially comply with the terms of a hotel lease (including failure to pay rent when due) gives us the non-exclusive right to terminate such lease, repossess the applicable hotel and enforce the payment obligations under such lease, we would then be required to find another lessee to lease such hotel because we cannot operate hotels directly due to certain federal income tax restrictions. In addition, it is possible that we will be unable to enforce the payment obligations under the leases following any such termination. There can be no assurance that we would be able to find another lessee or that, if another lessee were found, we would be able to enter into a new lease on favorable terms to us.

Conflict of Interest Risks in our Relationship with OpCo

   General Conflicts of Interest

         We share four of the nine members of our Boards of Directors, as well as two senior executives, with OpCo. Our relationship with OpCo is governed by an intercompany agreement, which restricts each party from taking advantage of certain business opportunities without first presenting those opportunities to the other party. We may have conflicting views with OpCo on the manner in which our hotels are operated and managed, and with respect to lease arrangements, acquisitions and dispositions. As a result, our directors and senior executives (who serve in similar capacities at OpCo) may well be presented with several decisions which provide them the opportunity to benefit us to the detriment of OpCo or benefit OpCo to our detriment. Such inherent potential conflicts of interest will be present in all of the numerous transactions between us and OpCo.

   Restrictions on OpCo's and Our Business and Future Opportunities

         The certificate of incorporation of OpCo (the "OpCo Charter") provides that, for so long as the intercompany agreement with us remains in effect, OpCo is prohibited from engaging in activities or making investments that a real estate investment trust could make unless we are first given the opportunity but elected not to pursue such activities or investments. Under the intercompany agreement, OpCo has, subject to certain limited exceptions, agreed not to acquire or make (i) investments in real estate (which, for purposes of the intercompany agreement, include the provision of services related to real estate and investment in hotel properties, real estate mortgages, real estate derivatives or entities that invest in real estate assets) or (ii) any other investments that may be structured in a manner that qualifies under the federal income tax requirements applicable to real estate investment trust, unless in either case it has notified us of the acquisition or investment opportunity, in accordance with the terms of the intercompany

754350.7
                                        7
agreement, and we have determined not to pursue such acquisition or investment. OpCo also has agreed to assist us in structuring and consummating any such acquisition or investment which we elect to pursue, on terms determined by us. On the other hand, the intercompany agreement grants OpCo the right of first refusal to become the lessee of any real property acquired by us that we are required, consistent with our status as a real estate investment trust, to lease to a third party. This lessee opportunity will be available to OpCo only if we determine, in our sole discretion, that OpCo is qualified to be the lessee. Because of the provisions of the intercompany agreement and the OpCo Charter, the nature of OpCo's business and the opportunities it may pursue are restricted.

OpCo's   Dependence   upon  Us;   Limited   Resources  for  Growth  Through  New
Opportunities

         Due to OpCo's restricted corporate purpose and our intercompany agreement with it, OpCo will rely on us to provide it with the lease opportunities described in the intercompany agreement only if it is necessary for us, consistent with our status as a real estate investment trust, to enter into a lease and only if we negotiate a mutually satisfactory lease with it. If in the future we should fail to qualify as a real estate investment trust, such failure could have a substantial adverse effect on those aspects of OpCo's business operations and business opportunities that are dependent upon us. For example, our intercompany agreement remains effective even if we cease to qualify as a real estate investment trust, with OpCo's rights relating to lease opportunities under the intercompany agreement continuing to be based on our need to enter into the leases due to our status as a real estate investment trust. Accordingly, if we fail to qualify as a real estate investment trust and thereafter acquired a hotel, we would have the right under our intercompany agreement to lease the hotel to any person or entity pursuant to any type of lease or to operate the hotel ourselves. OpCo, however, would remain subject to all of the limitations on its operations contained in the OpCo Charter and the intercompany agreement. In addition, although it is anticipated that any lease involving OpCo generally will provide that OpCo's rights will continue following a sale of the hotel or an assignment of the lease (with the likelihood of a sale or assignment of lease possibly increasing if we fail to qualify as a real estate investment trust), OpCo could lose its rights under any such lease upon the expiration of the lease. If we do not negotiate a mutually satisfactory lease with OpCo within 30 days after we provide OpCo with written notice of the lessee opportunity (or such longer period to which we may agree with OpCo), we may offer the opportunity to others for a period of one year before it must again offer the opportunity to OpCo.

   Conflicts Relating to Sale of Hotels Subject to Leases

         We generally will be obligated under our leases with OpCo to pay a lease termination fee to OpCo if we elect to sell a hotel or if we elect not to restore a hotel after a casualty and do not replace it with another hotel on terms that would create a leasehold interest in such hotel with a fair market value equal to the fair market value of OpCo's remaining leasehold interest under the lease to be terminated. Where applicable, the termination fee is equal to the fair market value of OpCo's leasehold interest in the remaining term of the lease to be terminated. A decision to sell a hotel may, therefore, have significantly different consequences for the Company and OpCo.

   Lack of Control Over Management and Operations of the Hotels

         We are dependent on the ability of OpCo and other lessees of hotels to operate and manage our hotels. In order to maintain our real estate investment trust status, we cannot operate our hotels or any subsequently acquired hotels. As a result, we are unable to directly implement strategic business decisions with respect to the operation and marketing of our hotels, such as decisions with respect to the setting of room rates, food and beverage operations and certain similar matters.

   Potential Negative Impact on Our Acquisitions

         Our ability to acquire additional hotels could be negatively impacted by our relationship with OpCo because hotel management companies, franchisees and others who would have approached us with acquisition opportunities in hopes of establishing lessee or management relationships may not do so knowing that we will rely primarily on OpCo to lease and/or manage the acquired properties. Such persons may instead provide such acquisition opportunities to hotel companies that will allow them to manage the properties following the sale. This could have a negative impact on our acquisition activities in the future.

754350.7
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   No Arm's - Length Bargaining of Intercompany Agreement with OpCo

     The terms of the intercompany agreement with OpCo were not negotiated on an arm's-length basis. Because the two companies share some of the same executive officers and directors, there is a potential conflict of interest with respect to the enforcement and termination of the intercompany agreement to our benefit to the detriment of OpCo or benefit OpCo to our detriment. Because of these conflicts, such executive officers and directors may have conflicts of interest with respect to their decisions relating to enforcement of the intercompany agreement.

   Operational Limitations Associated with Franchise Agreements

     Substantially all of the Company's hotels are operated pursuant to existing franchise or license agreements with nationally recognized hotel brands. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Those limitations may conflict with our philosophy, shared with OpCo, of creating specific business plans tailored to each hotel and to each market. Such standards are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with such standards could require a franchisee to incur significant expenses or capital expenditures. Action or inaction on our part, OpCo or by our other third-party operators could result in a breach of such standards or other terms and conditions of the franchise agreements and could result in the loss or cancellation of a franchise license.

     In connection with terminating or changing the franchise affiliation of a hotel or a subsequently acquired hotel, we may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The franchise agreements covering the hotels expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition to renewal, the franchise agreements frequently contemplate a renewal application process, which may require substantial capital improvements to be made to the hotel.

   Potential Costs of Compliance with Environmental Laws

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. The operation and removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the ownership and operation of the hotels, we could be held liable for the costs of remedial action with respect to such regulated substances and storage tanks and claims related thereto. Activities have been undertaken to close or remove storage tanks located on the property of several of the hotels.

     All of our hotels have undergone Phase I environmental site assessments ("Phase I"), which generally provide a nonintrusive physical inspection and database search, but not soil or groundwater analyses, by a qualified independent environmental engineer. The purpose of a Phase I is to identify potential sources of contamination for which the hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase Is have not revealed any environmental liability or compliance concerns that we believe would have a material adverse effect on our results of operation or financial condition, nor are we aware of any such liability or concerns.


754350.7
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     In addition,  our hotels have been  inspected to determine  the presence of
asbestos.   Federal,   state  and  local  environmental  laws,   ordinances  and
regulations also require abatement or removal of certain asbestos-containing materials ("ACMs") and govern emissions of and exposure to asbestos fibers in the air. ACMs are present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at some of the hotels. Operations and maintenance programs for maintaining such ACMs have been or are in the process of being designed and implemented, or the ACMs have been scheduled to be or have been abated, at such hotels. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on our results of operations or financial condition.

     Investment in Single Industry

     Our current strategy is to acquire interests only in hospitality and lodging. As a result, we are subject to the risks inherent in investing in a single industry. The effects on cash available for distribution resulting from a downturn in the hotel industry may be more pronounced than if we had diversified our investments.

Real Estate Investment Trust Tax Risks

     Dependence on Qualification as a Real Estate Investment Trust

     We have operated and intend to continue to operate in a manner designed to permit us to qualify as a real estate investment trust for federal income tax purposes. Qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code") for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a real estate investment trust. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is greater in the case of a real estate investment trust that holds its assets through a partnership, such as we do. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a real estate investment trust or the federal income tax consequences of such qualification. We have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, our special tax counsel ("Company Tax Counsel"), to the effect that, based on various assumptions relating to our operation and representations made by us and others as to certain factual matters, commencing with the taxable year ending December 31, 1996, we have been organized and have operated in conformity with the requirements for qualification as a real estate investment trust within the meaning of the Code and we intend to continue to operate so as to meet the requirements for qualification and taxation as a real estate investment trust under the Code. Such legal opinion is not binding on the Internal Revenue Service. See "Federal Income Tax Considerations."

     If our company and OpCo were treated as stapled entities under section 269B(a)(3) of the Code or if the separate corporate existence of OpCo were disregarded or OpCo were treated as our agent for federal income tax purposes, we would not qualify as a real estate investment trust under the Code. We have received an opinion of Company Tax Counsel to the effect that our company and OpCo are not stapled entities under section 269(B)(a)(3) of the Code and that, based upon the current operations of each entity and certain other factors and upon representations made by certain members of management of both companies, our separate corporate identities will be respected and OpCo will not be treated as an agent of our company for federal income tax purposes.

     If we fail to qualify as a real estate investment trust in any taxable year, we will not be allowed a deduction for distributions to our stockholders in computing our taxable income and will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at the applicable corporate rate. In addition, unless we were entitled to relief under certain statutory provisions, we would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which qualification is lost. This disqualification would reduce our funds available for investment or distribution to our stockholders because of our additional tax liability for the year or years involved.


754350.7
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



     If we were to fail to qualify as a real estate investment trust, we no longer would be subject to the distribution requirements of the Code and to the extent that distributions to stockholders would have been made in anticipation of our qualifying as a real estate investment trust, we might be required to borrow funds or to liquidate certain of our assets to pay the applicable corporate income tax. Although we currently operate in a manner designed to qualify as a real estate investment trust, it is possible that future economic, market, legal, tax or other considerations may cause us to decide to revoke the real estate investment trust election.

Adverse   Effects  of  Real  Estate   Investment   Trust  Minimum   Distribution
Requirements.

     To obtain the favorable tax treatment accorded to real estate investment trusts under the Code, we generally will be required each year to distribute to our stockholders at least 95% of our real estate investment trust taxable income. We will be subject to income tax on any undistributed real estate investment trust taxable income and net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (i) 85% of our ordinary income for the calendar year, (ii) 95% of our capital gain net income for such year, and (iii) 100% of our undistributed income from prior years. The requirement to distribute a substantial portion of our net taxable income could cause us to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt which would require us to borrow funds or to sell assets to fund the cost of such items.

     We intend to make distributions to our stockholders to comply with the distribution provisions of the Code and generally to avoid federal income taxes and the nondeductible 4% excise tax. Our income will consist primarily of our share of income of the Operating Partnership and our cash flow will consist primarily of our share of distributions from the Operating Partnership. It is possible, however, that differences in timing between the receipt of income and the payment of expenses in arriving at our taxable income or the taxable income of the Operating Partnership and the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments could in the future require us to borrow funds directly or through the Operating Partnership on a short or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a real estate investment trust and avoid federal income taxes and the 4% nondeductible excise tax. In such circumstances, we might need to borrow funds directly in order to avoid adverse tax consequences even if we believe that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings are not advisable in the absence of such tax considerations.

     Distributions by the Operating Partnership will be determined by us and are dependent on a number of factors, including the amount of cash available for distribution, the Operating Partnership's financial condition, our decision to reinvest funds rather than to distribute such funds, the Operating Partnership's capital expenditure requirements, the annual distribution requirements under the real estate investment trust provisions of the Code and such other factors as we deem relevant. However, the limited partnership agreement of the Operating Partnership generally authorizes us, as the general partner of the Operating Partnership, to take any steps necessary to cause the Operating Partnership to distribute to its partners an amount needed to meet the real estate investment trust minimum distribution requirements. Accordingly, although we intend to continue to satisfy the annual distribution requirement so as to avoid corporate income taxation on the earnings that we distribute, there can be no assurance that we will be able to do so.

     Consequences of Failure to Qualify as Partnerships

     We have received an opinion of Company Tax Counsel stating that, based upon the provisions of the partnership agreement of the Operating Partnership and on certain factual assumptions and representations, the Operating Partnership and its subsidiary partnerships and limited liability companies have been and will be treated as partnerships (or, in the case of certain subsidiary limited liability companies that are owned by a single member, will be disregarded as an entity separate from such member), and not as corporations, for federal income tax purposes. Such opinion is not binding on the Internal Revenue Service. If the Internal Revenue Service were successfully to determine that any such partnership or limited liability company is properly treated as a corporation, we would cease to qualify as a real estate investment trust for federal income tax purposes. The imposition of a corporate tax on the

754350.7
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



Operating Partnership or any of the subsidiary partnerships or limited liability companies, with a concomitant loss of our real estate investment trust status, would substantially reduce the amount of cash available for distribution.

Potential Conflicts Relating to Paper-Clip Structure

     Pursuant to the intercompany agreement with OpCo, each of us will provide the other with reciprocal rights to participate in certain transactions entered into by us. In particular, subject to certain exceptions, OpCo will have a right of first refusal to become the lessee of any real property acquired by us if we determine that, consistent with our status as a real estate investment trust, we are required to enter into such a lease arrangement; provided that OpCo or an entity that OpCo controls is, as we determine in our sole discretion, qualified to be the lessee. This is known as the "paper-clip" real estate investment trust structure. However, because of the independent trading of the two companies, stockholders in each company may develop divergent interests which could lead to conflicts of interest. This divergence of interests could also reduce the anticipated benefits of the "paper-clip" real estate investment trust structure.

Dependence on Key Personnel

     We place substantial reliance on the lodging industry knowledge and experience and the continued services of our senior management, led by Paul W. Whetsell and Steven D. Jorns. While we believe that, if necessary, we could find replacements for these key personnel, the loss of their services could have a material adverse effect on our operations. In addition, Messrs. Whetsell and Jorns are currently engaged, and in the future will continue to engage, in the management of OpCo. Messrs. Whetsell and Jorns may experience conflicts of interest in allocating management time, services and functions between us and OpCo.

Adverse Effect of Increase in Market Interest Rates on Prices for Common Stock

     One of the factors that may influence the prices for the Common Stock in public trading markets will be the annual yield from our distributions on the Common Stock as compared to yields on certain financial instruments. An increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market prices for the Common Stock.

Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Charter and the Bylaws

     Certain provisions of Maryland law and of the Charter and the Bylaws may have the effect of discouraging a third party from making an acquisition proposal for us and could delay, defer or prevent a change in control or other transaction under circumstances that could give the holders of Common Stock the opportunity to realize a premium over the then-prevailing market prices of the Common Stock. Such provisions include the following:

   Ownership Limitation

     In order for us to maintain our qualification as a real estate investment trust under the Code, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of our taxable year. Furthermore, if any of our stockholders own, actually or constructively, 10% or more of OpCo, OpCo could become a related party tenant to us, which would result in our loss of real estate investment trust status. The Charter prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Code) of more than 9.8% of any class of our outstanding stock by any person (the "Ownership Limitation"), subject to an exception that permits mutual funds and certain other entities to own as much as 15% of any class of our stock in appropriate circumstances (the "Look-Through Ownership Limitation"). Generally, the stock owned by affiliated owners will be aggregated for purposes of the Ownership Limitation. In addition, the Charter prohibits any of our stockholders from owning Common Stock if such ownership would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our real property or in a tenant of the Operating Partnership's or a subsidiary partnership's real property. The Ownership Limitation could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of some or a majority of the Common Stock might receive a premium for their

754350.7
                                       12

Common Stock over the then-prevailing market price or which such holders might believe to be otherwise in their best interests.

   Staggered Board

     The Board is divided into three classes of directors. The term of the first class expires in 2000, the terms of the second and third classes expire in 2001, and 1999, respectively. Directors of each class are elected for three-year terms. A director may be removed, with or without cause, by the affirmative vote of 75% of the votes entitled to be cast for the election of directors. The staggered terms of directors and the super-majority vote may have the effect of delaying, deferring or preventing a change in control or other transaction even though a change in control might be in the best interests of our stockholders.

   Maryland Business Combination Statute

     Under the Maryland General Corporation Law, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation such as us and any person who owns 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be approved by two super-majority votes unless, among other conditions, the holders of shares of Common Stock receive a minimum price (as defined in the Maryland General Corporation Law) for their stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

   Maryland Control Share Acquisition Statute

     The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares of stock, which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in our Bylaws is rescinded, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

Risk Factor Relating to Year 2000 Issue

     Many computer systems were originally designed to recognize calendar years by their last two digits. Calculations performed using these shortened fields may not work properly with dates from the year 2000 and beyond. We are in the process of reviewing and evaluating our existing computerized systems as part of a program to bring all such financial information and operational systems into Year 2000 compliance. As part of this evaluation, we are communicating with vendors of our third-party software to obtain Year 2000 compliance certification. We expect, to the extent necessary, to either modify or upgrade third-party software to ensure year 2000 compliance.

     We have been informed that the lessees of our properties are in the process of studying the Year 2000 issue, including inquiries of their vendors. Upon the completion of the lessees' studies, which is expected to be in late 1998, we believe we will be able

754350.7
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



to determine the extent to which we are vulnerable to a third parties' failure to remediate their own Year 2000 issues and the costs associated with resolving this issue.

     Although we are addressing the issue with respect to our business operations, there can be no assurance that the "Year 2000" issue will be properly or timely resolved, which could have a material adverse effect on our results of operations and, in turn, cash available for distribution.



754350.7
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



                      THE INTERCOMPANY AGREEMENT AND LEASES


The Intercompany Agreement

     Rights of First Refusal

     Pursuant to the intercompany agreement, OpCo has a right of first refusal to become the lessee of any real property acquired by us if we determine that, consistent with our status as a real estate investment trust, we are required to enter into a lease; provided that OpCo or an entity controlled by OpCo is qualified to be the lessee based on experience in the industry and financial and legal qualifications.

     As to opportunities for OpCo to become the lessee of any assets under a lease, the intercompany agreement provides that we must provide OpCo with written notice of the lessee opportunity. During the 30 days following such notice, OpCo has a right of first refusal with regard to the offer to become a lessee and the right to negotiate with us on an exclusive basis regarding the terms and conditions of the lease. If a mutually satisfactory agreement cannot be reached within the 30-day period, or if OpCo indicates that it is not interested in pursuing the lessee opportunity, we may offer the opportunity to others for a period of one year thereafter, at a price and on terms and conditions that are not more favorable to such other parties than the price and terms and conditions proposed by us to OpCo, before it must again offer the opportunity to OpCo in accordance with the procedures specified above.

     Each company has established a leasing committee which reviews all hotel leases to be entered into between us. Our leasing committee consists of certain of our directors that are not also directors of OpCo and OpCo's leasing committee consists of directors of OpCo that are not also our directors.

     OpCo agrees not to acquire or make (i) investments in real estate, which, for purposes of the intercompany agreement, includes the provision of services related to real estate and investments in hotel properties, real estate mortgages, real estate derivatives or entities that invest in real estate assets or (ii) any other investments that may be structured in a manner that qualifies under the federal income tax requirements applicable to real estate investment trusts unless they have provided written notice to us of the material terms and conditions of the acquisition or investment opportunity, and we have determined not to pursue such acquisitions or investments either by providing written notice to OpCo rejecting the opportunity within 20 days from the date of receipt of notice of the opportunity or by allowing such 20-day period to lapse. OpCo also agrees to assist us in structuring and consummating any such acquisition or investment which we elect to pursue, on terms determined by us.

     Our intercompany agreement with OpCo is structured to provide us with a symbiotic relationship so that investors in both companies may enjoy the economic benefit of the entire enterprise. This is commonly known as the "paper-clip" real estate investment trust structure.

     However, investors should be aware that because of the independent trading of our shares and the shares of OpCo, stockholders of each company may develop divergent interests which could lead to conflicts of interest. This divergence of interests could also reduce the anticipated benefits of the relationship between the two companies. See "Risk Factors--Paper-Clip Structure Risks."

  Provision of Services

     OpCo provides us with certain services as we may reasonably request from time to time, including administrative, corporate, accounting, financial, insurance, legal, tax, data processing, human resources and operational services. We compensate OpCo for services provided in an amount determined in good faith by OpCo as the amount an unaffiliated third party would charge us for comparable services.


754350.7
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



Equity Offerings

     If either of the two companies desires to engage in a securities issuance, such issuing party will give notice to such other party as promptly as practicable of its desire to engage in a securities issuance. Any such notice will include the proposed material terms of such issuance, to the extent determined by the issuing party, including whether such issuance is proposed to be pursuant to public or private offering, the amount of securities proposed to be issued and the manner of determining the offering price and other terms thereof. The non-issuing party will cooperate with the issuing party in every way to effect any securities issuance of the issuing party by assisting in the preparation of any registration statement or other document required in connection with such issuance and, in connection therewith, providing the issuing party with such information as may be required to be included in such registration statement or other document.

Term

     The intercompany agreement will terminate upon the earlier of (a) August 3, 2008, and (b) a change in ownership or control of OpCo.

The Leases

     We have entered into a lease for each of our hotels. Substantially all of our hotels are leased to and operated by OpCo on the following terms and conditions.

  Term

     Each lease of an applicable hotel provides for an initial term of 12 years commencing on the date on which the hotel was acquired. Each lease provides the lessee with three renewal options of five years each (except in the case of properties with ground leases having a remaining term of less than 40 years), provided that (a) the lessee will not have the right to a renewal if there shall have occurred a change in the tax law that would permit us to operate the hotel directly; (b) if the lessee shall elect not to renew a lease for any applicable hotel, then we shall have the right to reject the exercise of a renewal right on a lease of a comparable hotel; and (c) the rent for each renewal term shall be adjusted to reflect the then fair market rental value of the hotel. If we are unable to agree upon the then fair market rental value of a hotel, the lease shall terminate upon the expiration of the then current term and OpCo shall thereupon have a right of first refusal to lease the hotel from us on such terms as we may have agreed upon with a third-party lessee.

Base Rent; Participating Rent; Additional Charges

     Each lease requires the lessee to pay (i) fixed monthly base rent, (ii) on a monthly basis, the excess of participating rent over base rent, with participating rent based on certain percentages of room revenue, food and beverage revenue and telephone and other revenue at each hotel, and (iii) certain other amounts, including interest accrued on any late payments or charges ("Additional Charges"). Base rent and participating rent departmental thresholds (departmental revenue on which the rent percentage is based) are increased annually by a percentage equal to the percentage increase in the consumer price index (the consumer price index percentage increase plus 0.75% in the case of the participating rent departmental revenue threshold) compared to the price year. In addition, under certain circumstances, a reduced percentage rate applies to the revenues attributable to certain "discounted rates" that the lessee may offer. Base rent is payable monthly in arrears. Participating rent is payable in arrears based on a monthly schedule adjusted to reflect the seasonal variations in the hotel's revenue.

     Other than real estate and personal property taxes and assessments, rent payable under ground leases, casualty insurance, including loss of income insurance, capital impositions and capital replacements and refurbishments (determined in accordance with generally accepted accounting principles), that are our obligations, the leases require the lessee to pay rent, liability insurance, all costs and expenses and all utility and other charges incurred in the operation of the hotels. The leases also provide for rent reductions and abatements in the event of damage or destruction or a partial taking of any hotel.

754350.7
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     The leases also provide for a rental adjustment under certain circumstances in the event of (a) a major renovation of the hotel, or (b) a change in the franchisor of the hotel.

Lessee Capitalization

     The leases require OpCo's lessee (or OpCo as guarantor of the leases) to maintain a book net worth of not less than $40 million. Further, for so long as the tangible net worth of OpCo's lessee (or OpCo as guarantor of the leases during this period) is less than the greater of (a) $10,000,000 or (b) 17.5% of the aggregate rents payable under the leases for the prior calendar year, OpCo's lessee (or OpCo as guarantor of the leases during this period) is prohibited from paying dividends or making distributions other than dividends or distributions made for the purpose of permitting the partners of OpCo's lessee to pay taxes on the taxable income of OpCo's lessee attributable to its partners plus any required preferred distributions existing to partners.

Termination

     We have the right to terminate the applicable lease upon the sale of a hotel to a third party or, upon our determination not to rebuild after a casualty, upon payment to the lessee of the fair market value of the leasehold estate (except for hotels identified at the time of the lease to be sold). The fair market value of the leasehold estate is determined by discounting to present value at a discount rate of 10% per annum the cash flow for each remaining year of the then current lease term, which cash flow shall be deemed to be the cash flow realized by the lessee under the applicable lease for the 12-month period preceding the termination date. We receive as a credit against any such termination payments an amount equal to any outstanding "New Lease Credits," which means the projected cash flow (determined on the same basis as the termination payment) of any new leases entered into between us and OpCo or OpCo's lessee for the initial term of such new lease amortized on a straight-line basis over the initial term of the new lease.

Performance Standards

     We have the right to terminate the applicable lease if, in any calendar year, the gross revenues from a hotel are less than 95% of the projected gross revenues for such year as set forth in the applicable budget unless (a) the lessee can reasonably demonstrate that the gross revenue shortfall was caused by general market conditions beyond the lessee's control or (b) the lessee "cures" the shortfall by paying to us the difference between the rent that would have been paid to us had the property achieved gross revenues of 95% of the budgeted amounts and the rent paid based on actual gross revenues. The lessee shall not have such cure right for more than two consecutive years.

     The leases also require that the lessee spend in each calendar year at least 95% of the amounts budgeted for marketing expenses and for repair and maintenance expenses.

Assignment and Subleasing

     The lessee does not have the right to assign a lease or sublet a hotel without our prior written consent. For purposes of the lease, a change in control of OpCo or the lessee shall be deemed an assignment of the lease and shall require our consent, which may be granted or withheld in our sole discretion.


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                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of (i) the capital stock of MeriStar Hospitality Corporation (the "Company") and (ii) certain provisions of Maryland law and of the Charter and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law described herein, and to the Charter and Bylaws of the Company.

General

     Under our Charter, we have the authority to issue 100,000,000 shares of common stock, $0.01 par value per share. We do not currently have the authority to issue preferred stock. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

Common Stock

     Subject to the provisions of our Charter regarding the restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund redemption or appraisal rights and have no preemptive rights to subscribe for any our securities. Shares of Common Stock have equal dividend, liquidation and other rights.

     Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter provides that, with the exception of certain amendments to the Charter, the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such matters will be sufficient to approve these transactions.

Restrictions on Transfer

     For us to qualify as a real estate investment trust under the Code, we must meet certain requirements concerning the ownership of outstanding shares of stock. Specifically, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. In addition, we must meet certain requirements regarding the nature of our gross income in order to qualify as a real estate investment trust. One such requirement is that at least 75% of the Company's gross income for each calendar year must consist of rents from real property and income from certain other real property investments. The rents received by the Operating Partnership and its subsidiary partnerships and limited liability companies from our hotel lessees will not qualify as rents from real property, which could result in our loss of real estate investment trust status, if we own actually or constructively, 10% or more of the ownership interests in our hotel lessees, within the meaning of section 856(d)(2)(B) of the Code. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests."

     Because our Board of Directors believes it is essential for us to continue to qualify as a real estate investment trust, our Charter, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number of outstanding shares of any class of Common Stock (subject to the
Look-Through Ownership Limitation applicable to certain stockholders, as described below). Certain types of entities, such as certain pension trusts, mutual funds and corporations, will be looked

754350.7
                                       18
through for purposes of the "closely held" test in section 856(h) of the Code. Subject to certain limited exceptions, the Charter will allow such an entity under the Look-Through Ownership Limitation to own up to 15% of the shares of any class or series of our stock, provided that such ownership does not cause any beneficial owner of such entity to exceed the Ownership Limitation or otherwise result in a violation of the tests described in clauses (ii), (iii) and (iv) of the succeeding paragraph.

     Any transfer of Common Stock that would (i) result in any person owning, directly or indirectly, Common Stock in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in Common Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, will be void ab initio, and the intended transferee will acquire no rights in such shares of Common Stock.

     In such event the transferred shares will be designated as "Shares-in-Trust" and will be transferred automatically to a trust (a "Trust"), effective on the day before the purported transfer of such shares of Common Stock. The record holder of the shares of Common Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock to us for registration in the name of the trustee of the Trust (the "Trustee"). The Trustee will be designated by us but will not be affiliated with us. The beneficiary of the Trust (the "Beneficiary") will be one or more charitable organizations named by us.

     Shares-in-Trust will remain issued and outstanding shares of Common Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Shares-in-Trust. The Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such
Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in another transfer to another Trust.

     The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares become Shares-in-Trust. Any vote taken by a Prohibited Owner prior to our discovery that the Shares-in-Trust were held in trust will be rescinded as void ab initio and recast by the Trustee, in its sole and absolute discretion; provided, however, that if we have already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner generally will receive from the Trustee the lesser of (i) the price per share such Prohibited Owner paid for the shares of Common Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the Trustee from the sale of such Shares-in-Trust. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the market price per share on the date that we, or our designee, accepts such offer. Subject to the Trustee's ability to designate a permitted transferee, we will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in the creation of such Shares-in-Trust or (ii) the date we determine in good faith that a transfer resulting in such Shares-in-Trust occurred.

     All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating (i) the name and address of such direct or indirect owner, (ii) the number of shares of Common Stock owned directly or indirectly, and (iii) a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to the Company such

754350.7
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



additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a real estate investment trust and to ensure compliance with the Ownership Limitation.

     The Ownership Limitation or the Look-Through Ownership Limitation, as applicable, generally will not apply to the acquisition of shares of Common Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon such conditions as the Board of Directors may direct, may exempt a person from the Ownership Limitation or the Look-Through Ownership Limitation, as applicable, under certain circumstances.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

     The Ownership Limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might receive a premium from their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Charter and Bylaw Provisions and Certain Provisions of Maryland Law

Number of Directors; Classification of the Board of Directors

     Our Charter and Bylaws provide that the number of directors will consist of not less than three nor more than fifteen persons, as determined by the affirmative vote of a majority of the members of the entire Board of Directors. At all times, a majority of the directors shall be independent directors, except that upon the death, removal, incapacity or resignation of an independent director, such requirement shall not be applicable for 60 days. There are nine directors, six of whom are independent directors. The holders of Common Stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority vote of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority vote of the entire Board of Directors.

     Pursuant to the Charter, the Board of Directors is divided into three classes of directors. The term of the first class expires in 2000, the term of the Class II directors expires in 2001 and the term of the Class III directors expires in 1999. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years and until their successors are duly elected and qualify. Classification of the Board of Directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Because holders of Common Stock will have no right to cumulative voting in the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of the Company or other transaction, even though such an attempt or other transaction might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. See "Risk Factors--Potential AntiTakeover Effect of Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

Removal; Filling Vacancies

     The Bylaws provide that, unless the Board of Directors otherwise determines, any vacancies (except vacancies resulting from an increase in the number of directors) will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any directors so elected shall hold office until the next annual meeting of stockholders. Our Charter provides that directors may be removed, with or without cause, only by the

754350.7
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



affirmative vote of the holders of at least 75% of votes entitled to be cast in the election of the directors. This provision, when coupled with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

     The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of active. Our Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     Our Charter obligates us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or to reimburse reasonable expenses in advance of final disposition of a proceeding to, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding whether or not by or in our right, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise.

     The Maryland General Corporation Law requires a Maryland corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

     The Company also has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Business Combinations

     Under the Maryland General Corporation Law, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of such corporation's shares, or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of such corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than the shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be affected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the Maryland General Corporation Law) for their shares and the consideration is received in cash or in the same

754350.7
                                       21
form as previously paid by the Interested Stockholder for its shares. These provisions of the Maryland General Corporation Law do not apply, however, to business combination that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

Control Share Acquisition Statute

     The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares which the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

     The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our Common Stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Amendment to the Charter

     Our Charter may be amended by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such an amendment; provided, however, (i) no term or provision of the Charter may be added, amended or repealed in any respect that would, in the determination of our Board of Directors, cause us not to qualify as a real estate investment trust under the Code, (ii) certain provisions of our Charter, including provisions relating to the classification of directors, the removal of directors, Independent Directors, preemptive rights of holders of stock and the indemnification and limitation of liability of officers and directors may not be amended or repealed, and (iii) provisions imposing cumulative voting in the election of directors, may not be added to our Charter, unless, in each such case, such action is approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.


754350.7
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



Dissolution of  the Company

     The dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

     The Bylaws of the Company provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election of the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by our Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors provided that our Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Meetings of Stockholders

     Our Bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by our Board of Directors during the month of May each year (commencing in May 1997). Special meetings of the stockholders may be called by (i) the President of the Company, (ii) the Chief Executive Officer or
(iii) the Board of Directors. As permitted by the Maryland General Corporation Law, the Bylaws of the Company provide that special meetings must be called by the Secretary of the Company upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at the meeting.

Operations

     Our Charter requires the Board of Directors generally to use commercially reasonable efforts to cause the Company to qualify as a real estate investment trust.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

     The business combination provisions and, if the applicable provision in the Bylaws is amended or rescinded, the control share acquisition provisions of the Maryland General Corporation Law, the provisions of the Charter on classification of the Board of Directors and removal of directors, and the advance notice provisions of the Bylaws, could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.



754350.7
                                       23

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax matters relating to the operations of the Company that may be relevant to prospective stockholders of the Company. It is based upon current law and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations. In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special tax counsel to the Company ("Company Tax Counsel"), the following discussion accurately reflects the federal income tax considerations relating to the operations of the Company that are likely to be material to a stockholder of the Company.

     EACH PROSPECTIVE STOCKHOLDER OF THE COMPANY IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF COMMON STOCK OF THE COMPANY AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

    General

     American General Hospitality Corporation, the Company's predecessor, made an election to be taxed as a real estate investment trust for federal income tax purposes commencing with its taxable year ended December 31, 1996. The Company believes it is organized and operated in such a manner as to qualify for taxation as a real estate investment trust under the Code. The Company intends to continue to operate in such a manner. However, no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified.

     The requirements relating to the federal income tax treatment of real estate investment trusts and their stockholders are highly technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

    Opinion of Company Tax Counsel

     In the opinion of Company Tax Counsel, commencing with the taxable year ended December 31, 1996, the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust within the meaning of the Code and the proposed method of operation of the Company will enable the Company to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code. It must be emphasized that the opinion of Company Tax Counsel is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Such factual assumptions and representations are set forth below. Moreover, for periods beginning after December 31, 1997, such qualification and taxation as a real estate investment trust depends upon the ability of the Company to meet, through actual annual operating results, the distribution levels, diversity of stock ownership and the various other qualification tests imposed under the Code that are discussed below, the results of which have not been and will not be reviewed by Company Tax Counsel. Accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy such requirements.

    Taxation of the Company

     A real estate investment trust generally is not subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed currently to stockholders because the real estate investment trust provisions of the Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This

754350.7
                                       24
deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that generally results from investment in a corporation.

     However, real estate investment trusts may be subject to federal income tax in the following circumstances. First, a real estate investment trust will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income and undistributed net capital gains. Second, under certain circumstances, a real estate investment trust may be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, if the real estate investment trust has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on a lease or an indebtedness held by a real estate investment trust) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the real estate investment trust has net income from a "prohibited transaction" (generally, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the real estate investment trust should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a real estate investment trust because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the real estate investment trust fails the 75% or 95% test, multiplied by a fraction intended to reflect the real estate investment trust's profitability. Sixth, if the real estate investment trust should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the real estate investment trust will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if a real estate investment trust acquires any asset from a C corporation (i.e., a corporation generally subject to a full corporate-level tax) in a transaction in which the basis of the asset in the real estate investment trust's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation (a "carryover basis transaction"), and the real estate investment trust recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by the real estate investment trust (the "Restriction Period"), then pursuant to guidelines issued by the Internal Revenue Service in Internal Revenue Service Notice 88-19 (the "Built-in Gain Rules"), the excess of the fair market value of such property at the beginning of the applicable Restriction Period over the real estate investment trust's adjusted basis in such asset as of the beginning of such Restriction Period (the "Built-in Gain") will be subject to a tax at the highest regular corporate rate. The results described above with respect to the recognition of Built-in Gain assume that the Company will make elections pursuant to the Built-in Gain Rules or applicable future administrative rules or Treasury Regulations. Certain prior legislative proposals, if enacted in the form previously proposed, might change the Built-in Gain Rules. See "--Possible Federal Tax Developments."

    Requirements for Qualification

     To qualify as a real estate investment trust, a corporation must elect to be so treated and must meet the requirements, discussed below, relating to its organization, sources of income, nature of assets, and distributions of income to stockholders.

    Organizational Requirements

     The Code defines a real estate investment trust as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for the real estate investment trust provisions of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; and (vi) during the last half of each taxable year not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of a real estate investment trust's income and assets, also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least

754350.7
                                       25

335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust.

     For taxable years beginning after 1997, if a real estate investment trust complies with Treasury Regulations that provide procedures for ascertaining the actual ownership of shares of its stock for such taxable year and the real estate investment trust did not know (and with the exercise of reasonable diligence could not have known) that it failed to meet the requirement of condition (vi) above for such taxable year, the real estate investment trust will be treated as having met the requirement of condition (vi) for such year.

     The Company has satisfied the requirements set forth in (i) through (iv) above and believes that it has sufficient diversity of share ownership to allow it to satisfy conditions (v) and (vi) above. The Charter includes certain restrictions regarding transfers of shares of Common Stock that are intended to assist the Company in satisfying the share ownership requirements described in
(v)  and  (vi)  above.  See  "Description  of  Capital   Stock--Restrictions  on
Transfer."

     In addition, a corporation may not elect to become a real estate investment trust unless its taxable year is the calendar year. The Company's taxable year is the calendar year.

     The Company has a number of "qualified REIT subsidiaries." Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities, and such items (as the case may be) of the real estate investment trust. In applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets and liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Company.

     In the case of a real estate investment trust that is a partner in a partnership, the real estate investment trust will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the real estate investment trust for purposes of the real estate investment trust requirements, including satisfying the income and asset tests described herein. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership, and of the partnerships, limited liability companies, joint ventures and business trusts in which the Company or the Operating Partnership have and will have an interest (the "Subsidiary Partnerships") are and will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and the Subsidiary Partnerships are treated as partnerships for federal income tax purposes. See "--Income Taxation of the Operating Partnership, the Subsidiary Partnerships and Their Partners."

    Treatment of the Company and OpCo as Separate Entities

     Section 269B(a)(3) of the Code provides that if the shares of a real estate investment trust are stapled with the shares of any other entity, then the real estate investment trust and the non-real estate investment trust shall be treated as one entity for purposes of determining whether the real estate investment trust qualifies as a real estate investment trust. If section 269B(a)(3) of the Code applied to the Company and OpCo, the Company would not be able to satisfy the gross income tests described below and thus would not be eligible to be taxed as a real estate investment trust. Section 269B of the Code treats entities as stapled if more than 50 percent of the beneficial ownership interests in each of the entities consists of stapled interests, which are interests that, by reason of the form of ownership, restrictions on transfer, or other terms or conditions, are transferred or required to be transferred in connection with the transfer of the other such interests. The shares of OpCo were issued independently of the shares of the Company and are traded separately as well. In the opinion of Company Tax Counsel, the Company and OpCo are not stapled entities under section 269B(a)(3) of the Code.

     Even though section 269B(a)(3) of the Code does not apply to the Company and OpCo, because some employees, members of management and directors of the Company and OpCo are the same, it is possible that the Internal

754350.7
                                       26

Revenue Service could seek to assert that OpCo should be treated as an agent of the Company or that the Company and OpCo should be treated as one entity for federal income tax purposes. However, currently a majority of the directors of the Company are not directors of OpCo and certain of the executive officers of the Company are not executive officers of OpCo. OpCo enters into contracts, hires employees and holds itself out to the public as a separate corporate entity. In addition, OpCo manages properties for other owners and leases a substantial number of properties from persons unrelated to the Company on terms similar to the leases entered into between OpCo and the Company. The stockholders of the Company and OpCo are not identical and the shares of OpCo are traded separately from those of the Company. In addition, the Company and OpCo do not hold themselves out to the public as principal and agent and the leases, the Intercompany Agreement and other material transactions among the Company, OpCo, the Operating Partnership, and any entities in which each of them own an interest have been and will be negotiated and structured with the intention of achieving an arm's-length result. Based on the foregoing, Company Tax Counsel is of the opinion that the separate corporate identities of the Company and OpCo will be respected and that OpCo is not an agent of the Company for federal income tax purposes.

    Income Tests

     For the Company to maintain qualification as a real estate investment trust, there are two gross income requirements that it must satisfy annually. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," dividends from qualified real estate investment trusts and, in certain circumstances, interest) or from "qualified temporary investment income" (generally, income attributable to the temporary investment of new capital received by the real estate investment trust). Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. In addition, for taxable years prior to 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of the gross income of the Company's predecessor (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Company, the Operating Partnership and the Subsidiary Partnerships will qualify as "rents from real property" only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the real estate investment trust, or an owner of 10% or more of the real estate investment trust, directly or constructively (through the application of certain stock attribution rules modified, for taxable years beginning after 1997, to attribute stock owned by partners to a partnership only in the case of partners who own 25% or more of the capital or profits interest in such partnership) owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the real estate investment trust generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the real estate investment trust does not derive any income; provided, however, that the real estate investment trust may directly perform certain customary services (e.g., furnishing water, heat, light and air conditioning and cleaning windows, public entrances and lobbies) other than services which are considered rendered to the occupant of the property (e.g., renting parking spaces on a reserved basis to tenants).

     Substantially all of the hotels are leased to OpCo. In order for the rents payable under the leases to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the intent of the parties, the form of the agreement, the degree

754350.7
                                       27
of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee is required simply to use its best efforts to perform its obligations under the agreement) and the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

     In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the service recipient shares the risk that the property will decline in value, the service recipient shares in any appreciation in the value of the property, the service recipient shares in increases in the property's operating costs or the service recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. As the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     Company Tax Counsel is of the opinion that the hotel leases are true leases for federal income tax purposes. Such opinion is based, in part, on the following facts: (i) the Operating Partnership or a Subsidiary Partnership, as applicable, and OpCo or other applicable lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements, (ii) the lessee will have the right to exclusive possession and use and quiet enjoyment of the hotels during the term of the lease, (iii) the lessee will bear the cost of, and be responsible for, day-to-day maintenance and repair of the hotels and generally will control how the hotels are operated and maintained, (iv) the lessee generally will bear all of the costs and expenses of operating the hotels during the term of the leases, (v) the lessee will benefit from any savings in the costs of operating the hotels during the term of the lease, (vi) the lessee will indemnify the Company against liabilities imposed upon or asserted against the Company during the term of the lease, (vii) the lessee will be obligated to pay substantial fixed rent for the period of use of the hotels and (viii) the lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the hotels.

     Stockholders should be aware that there are no controlling Treasury Regulations, published rulings or judicial decisions involving leases with terms substantially the same as the leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of Company Tax Counsel with respect to the relationship between the Operating Partnership or a Subsidiary Partnership, as applicable, and the lessee is based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Company Tax Counsel's opinion is not binding upon the Internal Revenue Service or the courts. If the Internal Revenue Service were to successfully recharacterize the leases as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Operating Partnership and the Subsidiary Partnerships receive from the lessee would not qualify as "rents from real property." In such event, the Company likely would not be able to satisfy either the 75% or 95% gross income tests, and, as a result, would lose its real estate investment trust status.

     As noted above, in order to be treated as "rents from real property," the rents under the hotel leases must not be based in whole or in part on the income or profits of any person. The rents will qualify as "rents from real property" if they are based on percentages of receipts or sales and the percentages (i) are fixed at the time the leases are entered into, (ii) are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits, and (iii) conform with normal business practice. The Company believes that rentals under the hotel leases comply with these requirements.


754350.7
                                       28

     As noted above, rent received from a Related Party Tenant does not qualify as "rents from real property." The Charter prohibits a stockholder of the Company from owning Common Stock if such ownership would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property. As a result, the lessee should not be a Related Party Tenant of the Company.

     The hotel leases provide that the rents attributable to leased personal property are not greater than 15% of the total rents under the hotel lease. The lessee may be required to purchase any excess personal property at fair market value.

     The fourth requirement noted above for qualification of rents under the hotel leases as "rents from real property" is that the Company cannot furnish or render non-customary services to the tenants of the hotels or operate or manage the hotels, other than through an independent contractor who is adequately compensated and from whom the Company does not derive any income. Provided that the hotel leases are treated as true leases, the Company should not be considered to manage or operate the hotels, because OpCo manages the hotels for its own account in its capacity as lessee. None of the Company, the Operating Partnership or any Subsidiary Partnership furnishes or provides any services to a tenant and none of such entities contracts with any other person to provide such services.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a real estate investment trust for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if
(i) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) a schedule of the sources of qualifying income is attached to the federal income tax return of the Company for such taxable year, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar relief provision would apply if the 30% income test had been failed for a taxable year prior to 1998 and, in such case, the Company would cease to qualify as a real estate investment trust. See--"Failure to Qualify."

    Asset Tests

     In order for the Company to qualify as a real estate investment trust, at the close of each quarter of its taxable year it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of its total assets must be represented by real estate assets (which for this purpose include (i) its allocable share of real estate assets held by partnerships in which the Company or a "qualified REIT subsidiary" owns an interest, (ii) stock or debt instruments purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering and held for not more than one year from the date the Company receives such proceeds, and (iii) shares in qualified real estate investment trusts) and cash, cash items and government securities. Second, not more than 25% of the total assets of the Company may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of the total assets of the Company, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another real estate investment trust).

     The Company anticipates that it will be able to comply with these asset tests. The Company is currently deemed to and will continue to be deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership and the Subsidiary Partnerships, and it should be considered to hold its proportionate share of all assets deemed owned by those partnerships through the partnerships' ownership of partnership interests in other partnerships. As a result, the Company plans to hold more than 75% of its assets as real estate assets. In addition, the Company does not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary, nor securities of any one issuer exceeding 5% of the value of the Company's gross assets (determined in accordance with generally accepted accounting principles).

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during

754350.7
                                       29
a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. It is intended that the Company will maintain adequate records of the value of its assets to ensure compliance with the asset tests, and will take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action always will be successful.

    Annual Distribution Requirements

     In order to be taxed as a real estate investment trust, the Company will be required to meet certain annual distribution requirements. The Company will have to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (1) the sum of (a) 95% of its "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (2) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

     To the extent that the Company does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed portion, at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute for each calendar year at least the sum of (a) 85% of its real estate investment trust ordinary income for such year, (b) 95% of its real estate investment trust capital gain net income for such year, and (c) any undistributed ordinary income and capital gain net income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy this annual distribution requirement.

     It is expected that the Company's taxable income ordinarily will be less than its cash flow, due to the allowance of depreciation and other noncash charges in computing its taxable income. Accordingly, the Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement.

     It is possible that from time to time the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such situation occurs, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable share dividends. If the amount of nondeductible expenses exceeds noncash deductions, the Company may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances in which an adjustment is made that affects the amount that should have been distributed for a prior taxable year, the Company may be able to rectify the failure to meet such distribution requirement by paying "deficiency dividends" to stockholders in the later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, it will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    Failure to Qualify

     If the Company fails to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions do not apply, the Company would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the corporation nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income,

754350.7
                                       30
and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

    Taxation of U.S. Stockholders of the Company

     As used herein, the term "U.S. Stockholder" means a holder of shares of stock of the Company that (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) is a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. For any taxable year for which the Company qualifies for taxation as a real estate investment trust, amounts distributed to taxable U.S. Stockholders will be taxed as follows:

    Distributions Generally

     Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of the Company's current or accumulated earnings and profits. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Stockholders' shares of stock, and distributions in excess of the U.S. Stockholders' tax basis in their respective shares of stock will be taxable as an amount realized from the sale of such shares. Dividends declared by the Company in October, November, or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include on their own income tax returns any tax losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the greater of its current or accumulated earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

    Capital Gain Dividends

     Dividends to U.S. Stockholders that are properly designated by the Company as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Individual U.S. Stockholders and U.S. Stockholders that are estates and trusts currently are subject to federal income tax on net capital gains at different tax rates depending upon the nature of the gain and the holding period of the asset disposed of. Current guidance applicable until the issuance of Treasury Regulations provides, subject to certain limitations, that a real estate investment trust may designate the tax rate on a capital gain dividend. In the absence of a designation, such dividend presumably will be treated as a 20%-rate distribution.

     Although a real estate investment trust is taxed on its undistributed net capital gains, for taxable years beginning after 1997, a real estate investment trust may elect to include all or a portion of such undistributed net capital gains in the income of its stockholders. In such event, the stockholder will receive a credit or refund for the amount of tax paid by the real estate investment trust on such undistributed net capital gains.

754350.7
                                       31

    Passive Activity and Loss; Investment Interest Limitations

     Distributions from the Company and gain from the disposition of shares of Common Stock ordinarily will not be treated as passive activity income, and therefore, U.S. Stockholders generally will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of shares of Common Stock and capital gain dividends generally will be excluded from investment income unless the taxpayer elects to have the gain taxed at ordinary rates.

    Dispositions of Shares of Common Stock

     A U.S. Stockholder will recognize gain or loss on the sale or exchange of shares of Common Stock to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year and, in the case of an individual, will be taxed at a lower rate. Losses incurred on the sale or exchange of shares of Common Stock held for six months or less (after applying certain holding period rules), however, generally will be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Stockholder with respect to such shares.

    Treatment of Tax-Exempt U.S. Stockholders

     The Internal Revenue Service has ruled that amounts distributed by a real estate investment trust out of its earnings and profits to a tax-exempt pension trust did not constitute unrelated business taxable income ("UBTI"). Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by the Company in connection with the acquisition of an investment should not cause any income derived from the investment to be treated as UBTI upon the distribution of such income as dividends to a tax-exempt entity. A tax-exempt entity that incurs indebtedness to finance its purchase of shares, however, will be subject to UBTI by virtue of the debt-financed income rules.

     In addition, tax-exempt pension and certain other tax-exempt trusts that hold more than 10% (by value) of the interests in a real estate investment trust are required to treat a percentage of real estate investment trust dividends as UBTI. The requirement applies only if (i) the qualification of the real estate investment trust depends upon the application of a "look-through" exception to the restriction on real estate investment trust stockholdings by five or fewer individuals, including such trusts and (ii) the real estate investment trust is "predominantly held" by such tax-exempt trusts. It is not anticipated that qualification of the Company as a real estate investment trust will depend upon application of the "look-through" exception or that the Company will be "predominantly held" by such trusts.

    Special Tax Considerations for Foreign Stockholders

     The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws on an investment in the Company, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     In general, Non-U.S. Stockholders will be subject to United States federal income tax with respect to their investment in the Company if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder who receives income that is (or is treated as) effectively connected with a United States trade or business also may be subject to the branch profits tax under section 884 of the Code, which is payable in addition to United States corporate income tax. The following discussion applies to Non-U.S. Stockholders whose investment in the Company is not so effectively connected. The Company expects to withhold United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for

754350.7
                                       32
that reduced rate is filed with the Company, or (ii) the Non-U.S. Stockholder files an Internal Revenue Service Form 4224 or applicable successor form with the Company, claiming that the distribution is "effectively connected" income.

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution of cash in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its shares of the Company's Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

     The Company will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the Internal Revenue Service, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current or accumulated earnings and profits. Tax treaties may reduce the Company's withholding obligations. If the amount withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution (as determined under the rules described in the two preceding paragraphs), the Non-U.S. Stockholder may file for a refund of such excess from the Internal Revenue Service. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 20% maximum rate on capital gains of individuals.

     Unless the shares of Common Stock constitute a "United States real property interest" within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of such shares by a Non-U.S. Stockholder generally will not be subject to United States taxation. The shares of Common Stock will not constitute a United States real property interest if the Company is a "domestically-controlled real estate investment trust." A domestically-controlled real estate investment trust is a real estate investment trust in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently believed that the Company is a domestically-controlled real estate investment trust, and therefore that the sale of shares in the Company will not be subject to taxation under FIRPTA. However, because the shares of Common Stock are publicly traded, no assurance can be given that the Company will continue to be a domestically- controlled real estate investment trust. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains. If the Company did not constitute a domestically-controlled real estate investment trust, whether a Non-U.S. Stockholder's sale of shares of Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established

754350.7
                                       33
securities market (e.g., the NYSE) and on the size of the selling stockholder's interest in the Company. If the gain on the sale of the Company's shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of shares of Common Stock from a Non-U.S. Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares of Common Stock are "regularly traded" on an established securities market or if the Company is a domestically-controlled real estate investment trust. Otherwise, under FIRPTA the purchaser of shares of Common Stock may be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

Income Taxation of the Operating Partnership, the Subsidiary Partnerships and Their Partners

     The following discussion summarizes certain federal income tax considerations applicable to the Company's investment in the Operating Partnership and the indirect interest of the Company in the Subsidiary Partnerships.

    Classification of the Operating Partnership and the Subsidiary Partnerships

     The Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of the Subsidiary Partnerships) only if such organizations are classified for federal income tax purposes as partnerships or, in the case of certain Subsidiary Partnerships that are single-member limited liability companies, are disregarded as an entity separate from such member, rather than as associations taxable as corporations. With certain exceptions, an unincorporated domestic organization formed on or after January 1, 1997 that has two or more members will be treated as a partnership for federal income tax purposes absent an election by such organization to be treated as an association taxable as a corporation. Such an organization formed prior to January 1, 1997 was treated as a partnership for federal income tax purposes rather than as a corporation for periods prior to January 1, 1997 only if it had no more than two of the four corporate characteristics that the Treasury Regulations applicable to such organizations used to distinguish a partnership from a corporation for tax purposes. These four characteristics were continuity of life, centralization of management, limited liability, and free transferability of interests. Unless such organization elects otherwise, the classification claimed by the organization prior to January 1, 1997 will continue for periods on or after January 1, 1997, and such classification will be respected for all prior periods if the organization had a reasonable basis for such classification, the organization and all members of the organization recognized the federal tax consequences of any change in the organization's classification within the 60 months prior to January 1, 1997, and neither the organization nor any member was notified in writing on or before May 8, 1996 that the classification of the organization was under examination.

     The Company expects that the Operating Partnership and all Subsidiary Partnerships formed on and after January 1, 1997 either will have two or more members at all times or, in the case of certain Subsidiary Partnerships, will have a single member, and that none of those organizations will elect to be treated as an association for federal income tax purposes. In addition, American General Hospitality Operating Partnership, L.P. and the Subsidiary Partnerships in existence prior to January 1, 1997 and owned, directly or indirectly, by the Company and its predecessor claimed to be partnerships for all periods prior to January 1, 1997 and were not notified in writing on or before May 8, 1996 that such classification was under examination. In the opinion of Company Tax Counsel, which is based on the provisions of the partnership agreement of the Operating Partnership and on certain factual assumptions and representations, the Operating Partnership and the Subsidiary Partnerships have been and continue to be, and the Operating Partnership and the Subsidiary Partnerships will be, treated as partnerships for federal income tax purposes or, in the case of those Subsidiary Partnerships that are single-member limited liability companies, will be disregarded as an entity separate from such member. However, neither the Operating Partnership nor any of the Subsidiary Partnerships have requested, nor do they intend to request, a ruling from the Internal Revenue Service that they will be treated as partnerships or disregarded, as applicable, for federal income tax purposes. Company Tax Counsel's opinion is not binding on the Internal Revenue Service or the courts.

     A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradeable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will

754350.7
                                       34
be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for each taxable year consists of "qualifying income," which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to real estate investment trusts (the "Qualifying Income Exception"). See "--Requirements for Qualification--Income Tests." For this purpose, the Related Party Tenant test is applied by treating the partnership as owning an interest in any corporation that is owned directly or indirectly by any 5% partner. The partnership agreement of the Operating Partnership contains restrictions regarding transfers of units in the Operating Partnership that are intended to assist the Operating Partnership in satisfying the Related Party Tenant test applicable for purposes of the Qualifying Income Exception.

     It is unclear whether the right of unit holders in the Operating Partnership to exchange their units for shares of the Company would be treated as the "substantial equivalent" of the units being readily tradeable. However, because it is anticipated that the Operating Partnership will meet the Qualifying Income Exception, it should not be treated as a corporation under the publicly-traded partnership rules. In addition, Treasury Regulations provide certain safe harbors that, if applicable, will cause partnership interests to be treated as interests that are not readily tradeable on a secondary market or the substantial equivalent thereof. One such safe harbor requires that (i) all interests in the partnership were issued in transactions that were not required to be registered under the Securities Act of 1933 and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. Because interests in the Operating Partnership and its predecessors were issued in transactions that were not required to be registered under the Securities Act and the Operating Partnership has not had and does not currently have more than 100 partners, the safe harbor should apply to the Operating Partnership for prior taxable years and for any taxable year during which the Operating Partnership does not have more than 100 partners.

     If for any reason the Operating Partnership or one of the Subsidiary Partnerships were taxable as a corporation for federal income tax purposes, the Company would not be able to satisfy the requirements for real estate investment trust status. See "--Requirements for Qualification--Income Tests" and "--Requirements for Qualification--Asset Tests." In addition, any change in any such organization's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "--Requirements for Qualification--Annual Distribution Requirements." Further, items of income and deduction of any such organization would not pass through to its partners or members, and its partners or members would be treated as stockholders for tax purposes. Any such organization would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners or members would constitute dividends that would not be deductible in computing such organization's taxable income.

    Partners, Not Partnerships, Subject to Tax

     A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions, and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership.

    Partnership Allocations

     Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder as to substantial economic effect.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of the Operating Partnership and the Subsidiary Partnerships are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.


754350.7
                                       35

    Sale of Partnership Property

     Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year and allocated to a corporate partner will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the real estate investment trust requirements imposed by the Code, the Company's share, as a partner, of any gain realized by the Operating Partnership or the Subsidiary Partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Taxation of the Company."

    Information Reporting Requirements and Backup Withholding Tax

     The Company will report to its U.S. Stockholders and the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the stockholder (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be such individual's Social Security number), (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's United States federal income tax liability and may entitle such U.S. Stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

    State and Local Tax Considerations

     The Company is, and its stockholders may be, subject to state or local taxation in various state or local jurisdictions, including those in which the Company, its stockholders, the Operating Partnership or the Subsidiary Partnerships transact business or reside. The state and local tax treatment of the Company, the Operating Partnership, the Subsidiary Partnerships and the Company's stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Company.

    Possible Federal Tax Developments

     The rules dealing with federal income taxation are constantly under review by the Internal Revenue Service, the Treasury Department, Congress and the courts. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted or judicial decisions rendered, all of which could affect the taxation of the Company or of its stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting the Company or its stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by such legislative, judicial or administrative action.

     Provisions contained in recently-enacted legislation limit the ability of existing "stapled real estate investment trusts" to continue to obtain certain federal income tax benefits for which such real estate investment trusts were "grandfathered" under previous legislation but which are not currently available to other real estate investment trusts.

754350.7
                                       36

In a stapled real estate investment trust structure, the stock of a real estate investment trust and a C corporation trade as a single unit. Under statutory provisions enacted in 1984, for purposes of determining whether an entity qualifies as a real estate investment trust, the income, assets and operations of any other entity to which it is stapled must be taken into account. These rules did not apply to certain stapled real estate investment trusts in existence at the time such rules were enacted. For purposes of determining whether such a grandfathered stapled entity is a real estate investment trust, the new rules treat the real estate investment trust and the C corporation as one entity with respect to newly-acquired properties and the activities or services relating to such properties undertaken by either entity. Because the Company is not a grandfathered stapled real estate investment trust and because the stock of OpCo and the Company trade separately, these new rules do not apply to either corporation. As a result, the activities of OpCo will not be considered in determining whether the Company qualifies as a real estate investment trust. See "--Treatment of the Company and OpCo as Separate Entities."

     Certain prior legislative proposals, if enacted in the form previously proposed, might result in future revisions to Notice 88-19 (see "--Taxation of the Company") so that the Built-in Gain Rules no longer would be applicable to the transfer of assets to a real estate investment trust by a C corporation in a carryover basis transaction. Such proposals would have required the C corporation to recognize the net built-in gain in such assets as of the date preceding the date of the transfer. The most recent of such proposals would have been effective for acquisitions after December 31, 1998 and, as a result, would not have applied to the merger of CapStar Hotel Company into American General Hospitality Corporation.

                                 USE OF PROCEEDS

     The Selling Stockholders will receive all of the proceeds from the sale of the shares offered hereby. We will not receive any proceeds from the sale of the shares offered hereby.


754350.7
                                       37

                              SELLING STOCKHOLDERS

     As described elsewhere herein, the Selling Stockholders are persons who either have received or may receive shares of our Common Stock in exchange for units of limited partnership interests in the Operating Partnership ("OP Units"). The following table sets forth, as of September 15, 1998, the name of each Selling Stockholder, the number of shares of our Common Stock beneficially owned by each Stockholder, the number of shares of our Common Stock owned by each Selling Stockholder to which this Prospectus relates and the number and percentage of shares of our Common Stock beneficially owned by each Selling Stockholder following the Offering to which this Prospectus relates. Since Selling Stockholders may sell all, some or none of their shares of Common Stock that are to be offered by this Prospectus, no estimate can be made of the aggregate number of shares of Common Stock offered by this Prospectus, or the aggregate number of shares of Common Stock that will be owned by each Selling Stockholder upon completion of the Offering to which this Prospectus relates. Except as otherwise noted below, none of the Selling Stockholders has, within the past three years, had any position, office or other material relationship with the Company.

     The shares of Common Stock offered by this Prospectus may be offered from time to time directly by the Selling Stockholders named below or by pledgees, donees, transferees or other successors in interest thereto:



                                                                                      Number of         Percentage to
                                                                     Maximum        Shares to Be       Be Beneficially
                                                                     Number of      Beneficially        Owned After
                                          Shares Beneficially     Shares Which       Owned After       the Offering(2)
                                           Owned Prior to          May Be Sold        this
                  Name                     this Offering(1)         Hereunder       Offering(2)
--------------------------------------------------------------- ------------------ ------------------- --------------------
3005 Hotel Associates, Ltd.                        26,636                  26,636          0                    *
Jackson-Shaw Partners No. 51, Ltd.                 24,520                  24,520          0                    *
3100 Hotel Associates, L.P.                        20,612                  20,612          0                    *
Virtual Hospitality, Inc. (3)                       5,279                   5,279          0                    *
Lewis W. Shaw, II (4)                              60,850                  60,850          0                    *
Kenneth W. Shaw (5)                               107,872                  59,907          0                    *
Monica Jorns (6)                                   16,190                  16,190          0                    *
Steven D. Jorns (7)                               331,005  (8)             44,659       286,346                 *
Bruce G. Wiles (9)                                180,598 (10)             18,039       162,559                 *
Kenneth E. Barr (11)                              249,865 (12)              8,475       241,390                 *
3860 Investors Joint Venture                       18,268                  18,268          0                    *
John D. Gourley                                     5,704                   5,704          0                    *
Louis E. Capt                                      25,227                  24,357         870                   *
Richard O. Jacobson Trust                          36,537                  36,537          0                    *
Thomas J. Corcoran, Jr. (13)                       40,774                  36,537        4,237                  *
Hervey A. Feldman (14)                             18,268                  18,268          0                    *
Jerry R. Jacob                                      9,118                   8,525         593                   *
Pin Nien Hwang                                      6,089                   6,089          0                    *
Thomas L. Wiese                                     3,045                   3,045          0                    *
Steven L. Cobb                                      3,045                   3,045          0                    *
Barbara Hess                                        6,955                   6,955          0                    *


754350.7
                                       38

                                                                                        Number of          Percentage to
                                                                     Maximum          Shares to Be       Be Beneficially
                                                                    Number of         Beneficially         Owned After
                                          Shares Beneficially     Shares Which        Owned-After        the Offering(2)
                                           Owned Prior to         May Be Sold            this
                  Name                     this Offering(1)         Hereunder        Offering(2)
--------------------------------------- ------------------------ ------------------ ------------------- --------------------
DFW South Acquisition                              98,041                  98,041          0                    *
Corporation
Corporate Property Associates 4, a                361,889                 361,889          0                    *
California Limited Partnership
Corporate Property Associates 8,                  418,380                 418,380          0                    *
L.P.
Devlo, Inc.                                        20,608                  20,608          0                    *
James E. Sowell (15)                               95,224                  95,224          0                    *
Jim Sowell Construction Co., Inc.                  44,220                  44,220          0                    *
The Cocoa Beach Company, Inc.                       2,278                   2,278          0                    *
Charles R. Faust                                   42,340                  22,340        20,000                 *
C. Wayne Thompson                                  44,682                  44,682          0                    *
S. Ronald Thompson                                 44,682                  44,682          0                    *
John D. Monson                                     55,852                  55,852          0                    *
Clyde E. Williams Jr.                              18,601                  18,601          0                    *
CW Associates Co.                                  37,250                  37,250          0                    *
Prime Hospitality Corp.                           439,375                 439,375          0                    *
CapStar Management Company,                     1,475,916               1,475,916          0                    *
LLC
1815 Hotel Associates Limited                      11,567                  11,568          0                    *
Partnership(16)

--------------------
(*)  Less than 1%
              (1) Beneficial ownership as of September 15, 1998, based upon information provided by the respective Selling Stockholders. Unless otherwise noted in the following footnotes, the shares of Common Stock set forth in this column with respect to a particular Selling Stockholder have not also been attributed to the shareholders, limited partners or general partners of such Selling Stockholders.
              (2) Assumes sale of all shares of Common Stock registered hereunder, even though Selling Stockholders are under no obligation known to the Company to sell any shares of Common Stock at this time. Assumes that all OP Units held by or attributable to the person are exchanged for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that none of the OP Units held by other persons are exchanged for shares of Common Stock. (3) Virtual Hospitality, Inc. is a limited partner in 3005 Hotel Associates, L.P. and in 3100 Hotel Associates, Ltd. and a general partner in 1815 Hotel Associates Limited Partnership. (4) Lewis W. Shaw, II is a limited partner in 3005 Hotel Associates, Ltd., 3100 Hotel Associates, L.P. and 1815 Hotel Associates Limited Partnership, a general partner in 3860 Investors Joint Venture and a shareholder in Virtual Hospitality, Inc. (5) Kenneth W. Shaw is a limited partner in 3005 Hotel Associates, Ltd., 3100 Hotel Associates, L.P. and 1815 Hotel Associates Limited Partnership and a shareholder in

754350.7
                                       39

                      Virtual Hospitality, Inc. Includes 24,618 shares of Common Stock owned by his wife, Carole C. Shaw, of which shares Mr. Shaw disclaims beneficial ownership of, and 847 shares of Common Stock in a trust for the benefit of his children for which he is trustee, of which shares Mr. Shaw disclaims beneficial ownership of.
              (6) Monica Jorns is the wife of Steven D. Jorns. Steven D. Jorns disclaims beneficial ownership of the shares Common Stock that may be issued to Mrs. Jorns in exchange for the OP Units held by her.
              (7) Steven D. Jorns, who is our Vice-Chairman of the Board and Chief Operating Officer, is also a limited partner in 3100 Hotel Associates, L.P., an indirect holder of limited partnership interests in 3005 Hotel Associates, Ltd., a general partner in 3860 Investors Joint Venture, a shareholder in Virtual Hospitality, Inc. and a participant in American General Hospitality Inc.'s Retirement Savings Plan (the "Retirement Plan"). (8) Includes (a) 213,568 shares of Common Stock that have vested or will vest within the next 60 days under options granted pursuant to the MeriStar Hospitality Corporation Incentive Plan (the "Incentive Plan"), (b) 25,425 shares of restricted Common Stock that constitute stock awards, (c) 63,054 units in the Operating Partnership, (d) 16,190 OP Units issued to Mr. Jorns' wife with respect to which Mr. Jorns disclaims beneficial ownership, (e) 1,836 shares of Common Stock held by the Retirement Plan and attributable to Mr. Jorns, and (f) 10,932 shares of Common Stock purchased by Mr. Jorns through open market transactions. (9) Bruce G. Wiles, who is our President and Chief Investment Officer
                      and is also one of our directors, is also a limited partner in 3100 Hotel Associates, L.P., 3005 Hotel Associates, Ltd. and 1815 Hotel Associates Limited
                      Partnership, a general partner in 3860 Investors Joint Venture, and a shareholder in Virtual Hospitality, Inc. and a participant in the Retirement Plan. (10) Includes
                      (a) 114,837 shares of Common Stock that have vested or will vest within the next 60 days under options granted pursuant to the Incentive Plan, (b) 8,475 shares of restricted Common Stock that constitute stock awards, (c) 1,993 shares of Common Stock held by the Retirement Plan and attributable to Mr. Wiles, (d) 18,039 OP Units and (e) 37,254 shares of Common Stock purchased by Mr. Wiles through open market purchases. (11) Kenneth E. Barr, who was our Executive Vice President, Chief Financial Officer, Secretary and Treasurer prior to our merger with CapStar Hotel Company, is a participant in the Retirement Plan.
                      (12) Includes (a) 235,432 shares of Common Stock that have vested under options granted pursuant to the Incentive Plan, (b) 5,085 shares of restricted Common Stock that constitute stock awards, (c) 66 shares of Common Stock held by the Retirement Plan and attributable to Mr. Barr,
                      (d) 8,475 OP Units and (e) 807 shares of Common Stock purchased by Mr. Barr through open market transactions, 84 of which were purchased as a custodian on behalf of a family member, with respect to which Mr. Barr disclaims beneficial ownership. (13) Thomas J. Corcoran controls 50% of the voting stock of DFW South Acquisition Corporation.
                      (14) Hervey A. Feldman controls 50% of the voting stock of DFW South Acquisition Corporation. (15) James E. Sowell controls all of the voting stock of Jim Sowell Construction Co., Inc. and controls the general partner of Jackson-Shaw Partners No. 51, Ltd. James E. Sowell is a shareholder in Virtual Hospitality, Inc., a general partner in 3860 Investors Joint Venture and a limited partner in 3100 Hotel Associates, L.P. (16) The OP Units held by 1815 Hotel Associates Limited Partnership are subject to a lock-up agreement which is scheduled to expire on November 30, 1998.


754350.7
                                       40

                              PLAN OF DISTRIBUTION

     This Prospectus relates to the possible offer and sale from time to time by the Selling Stockholders (or by pledgees, donees, transferees or other successors in interest of such Selling Stockholders) of their shares of Common Stock to which this Prospectus relates. We have registered their shares for resale to provide them with freely tradeable securities. However, registration of their shares does not necessarily mean that they will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of their shares.

     Selling Stockholders (or pledgees, donees, transferees or other successors in interest) may sell the shares of Common Stock to which this Prospectus relates from time to time on the New York Stock Exchange, where our Common Stock is listed for trading, in other markets where our Common Stock is traded, in negotiated transactions, through underwriters or dealers, directly to one or more purchasers, through agents or in a combination of such methods of sale. They will sell the Common Stock at prices which are current when the sales take place or at other prices to which they agree. All costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of Common Stock offered hereby will be borne by the Selling Stockholders.

     The Selling Stockholders may effect such transactions by selling shares of Common Stock offered hereby directly to purchasers or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of shares of Common Stock offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Stockholder or from purchasers of the shares which are the subject of this Prospectus for whom they may act as agents, and underwriters may sell the shares which are the subject of this Prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. We have agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock offered hereby against certain liabilities, including liabilities arising under the Securities Act.

     The shares which are the subject of this Prospectus may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares which are the subject of this Prospectus may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the New York Stock Exchange; (e) privately negotiated transactions; and (f) underwritten transactions. The Selling Stockholders and any underwriters, dealers or agents participating in the distribution of the shares which are the subject of this Prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such shares by the Selling Stockholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act. There is no present plan of distribution.

     When a Selling Stockholder elects to make a particular offer of the shares which are the subject of this Prospectus, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such Selling Stockholder and any other required information.

754350.7
                                       41

                                     EXPERTS

     The (a) Consolidated Financial Statements and financial statement schedule of American General Hospitality Corporation ("AGH") as of December 31, 1997 and 1996, and for the year ended December 31, 1997 and for the period from July 31, 1996 through December 31, 1996, and (b) the Financial Statements of AGH Leasing as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and for the period from July 31, 1996 through December 31, 1996, included in the AGH Form 10-K and 10-K/A); (a) the Financial Statements and financial statement schedule of the Chicago O'Hare Hotel as of and for the year ended December 31, 1996, (b) the Combined Financial Statements and financial statement schedule of Potomac Acquisition Hotels as of and for the year ended December 31, 1996, (c) the Combined Financial Statements and financial statement schedule of the Prime Acquisition Hotels (as described therein) as of December 1995, and 1996 and for each of the three years in the period ended December 31, 1996, and (d) the Combined Financial Statements and financial statement schedule of the FSA Acquisition Hotels (as defined therein) as of December 31, 1996 and September 30, 1997 and for the years ended December 31, 1995 and 1996 and for the nine month period ended September 30, 1997, included in the AGH Report on Form 8-K dated January 8, 1998; and the Combined and Combining Financial Statements and financial statement schedule of the Prime Acquisition Hotels as of December 31, 1996, and 1997 and for each of the three years in the period ended December 31, 1997, included on the AGH Report on Form 8-K, dated April 6, 1998 and filed on April 7, 1998 (and the 8-K/A filed on May 22, 1998, June 5, 1998 and June 19,
1998), and the financial statements of (a) AGH Leasing, L.P. as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and for the period from July 31, 1996 through December 31, 1996, and (b) American General Hospitality, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included on the CapStar report on Form 8-K, dated and filed on April 7, 1998 (and the 8-K/A filed on May 22, 1998 and June 5, 1998), incorporated by reference in the Registration Statement, of which the Prospectus forms a part, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports thereon. Each of the above referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as expert in accounting and auditing.

     The consolidated financial statements and supplementary schedule of CapStar Hotel Company and subsidiaries (collectively "CapStar") as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included in CapStar's Annual Report on Form 10-K (and the Form 10-K/A filed on May 22, 1998) and incorporated by reference herein, and the combined financial statements of the management and leasing business of CapStar and its subsidiaries (OpCo) as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 included in CapStar's Current Report on Form 8-K dated April 7, 1998 (and the related Form 8-K/A, dated May 22, 1998) and incorporated by reference herein, and certain financial statements included in CapStar's Current Reports on Form 8-K, dated August 1, 1997, September 5, 1997, September 9, 1997 and March 2, 1998 (and the related Form 8-K/A filed on May 6, 1998), have been incorporated by reference in reliance on the reports of KPMG Peat Marwick LLP, independent accountants, and on the authority of said firm as experts in accounting and auditing. The financial statements of certain hotel entities incorporated by reference herein and filed in CapStar's Current Reports on Forms 8-K dated August 18, 1998, September 5, 1997, September 18, 1997, September 22, 1997 and January 6, 1998, have been incorporated by reference on reports of Pannell Kerr Forster PC, Pinsker, Goldberg, Ivanicki & Apuzzo, Wertheim & Company, King Griffin & Adamson P.C., Mann Frankfort Stein & Lipp, P.C. and PricewaterhouseCoopers LLP, independent accountants, and on the authority of said firms as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters will be passed upon for us by Battle Fowler LLP, New York, New York. The validity of the shares of Common Stock offered hereby will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. In addition, the description of federal income tax matters contained in the section of this Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

754350.7
                                       42

--------------------------------------------------------------------------------


No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                                -----------------
                                TABLE OF CONTENTS
                                -----------------

                                   Prospectus

                                                                            Page

Where You Can Find More Information..........................................  2
Forward-Looking Information..................................................  3
The Company..................................................................  4
Risk Factors.................................................................  5
Intercompany Agreement and Leases............................................ 13
Descriptions of Capital Stock................................................ 16
Federal Income Tax Considerations............................................ 22
Use of Proceeds.............................................................. 35
Selling Stockholders......................................................... 36
Plan of Distribution......................................................... 39
Experts...................................................................... 41
Legal Matters................................................................ 41






--------------------------------------------------------------------------------



                                3,643,403 Shares





                              MERISTAR HOSPITALITY
                                   CORPORATION



                                  Common Stock




                                   ----------
                                   PROSPECTUS
                                   ----------









                                __________ __, 1998










--------------------------------------------------------------------------------



754350.7

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution1

         Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the shares of Common Stock.

Securities and Exchange Commission, registration fee..................$   10,716
                                                                       ---------
Printing and mailing expenses..........................................   25,000
                                                                       ---------
Accounting fees and expenses...........................................   25,000
                                                                       ---------
Legal fees and expenses................................................   50,000
                                                                       ---------
Miscellaneous expenses.................................................   15,000
                                                                       ---------
              Total...................................................$  125,716
                                                                       =========

Item 15. Indemnification of Directors and Officers

         The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         Our Charter obligates us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding whether or not by or in the right of our Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of our Company, or is or was serving at the request of our Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. Our Charter also permits us to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

         The Maryland General Corporation Law requires a Maryland corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any Maryland proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made

----------------------------------
1    Company to complete.

754350.7
                                      II-1
a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland General Corporation Law requires us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

         We have purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

Item 16.       Exhibits

3.1    --      Amended and Restated Articles of Incorporation of the Registrant
               (Articles of Merger between American General Hospitality
               Corporation and CapStar Hotel Company).

3.2    --      Amended and Restated By-laws of the Registrant.

4.1    --      Form of Share Certificate (filed as Exhibit 4.1 to our
               Registration Statement on Form S-11 (File No. 333-4568) and incorporated herein by reference).

5.1    --      Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

8.1    --      Form of draft opinion of Paul, Weiss, Rifkind, Wharton &
               Garrison as to federal income tax matters.

23.1   --      Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
               Exhibit 5.1).

23.2   --      Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
               Exhibit 8.1)

23.3   --      Consent of PricewaterhouseCoopers LLP (Dallas, Texas).

23.4   --      Consent of PricewaterhouseCoopers LLP (Philadelphia,
               Pennsylvania).

23.5   --      Consent of KPMG Peat Marwick LLP.

23.6   --      Consent of Pannell Kerr Forster PC.

23.7   --      Consent of Pinsker, Goldberg, Ivanicki & Apuzzo.

23.8   --      Consent of Wertheim & Company.

23.9   --      Consent of King Griffin & Adamson P.C.

23.10  --      Consent of Mann Frankfort Stein & Lipp, P.C.

754350.7
                                      II-2

24.1   --      Power of Attorney (included on signature page hereto).

Item 17.       Undertakings

               The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


754350.7
                                      II-3

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

754350.7
                                      II-4

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Washington, District of Columbia, on the 28th day of October, 1998.


                              MERISTAR HOSPITALITY CORPORATION
                                a Maryland corporation (Registrant)



                              By:       /s/ Paul W. Whetsell
                                 -----------------------------------------
                                       Paul W. Whetsell
                                       Chairman of the Board and Chief Executive
                                       Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Paul W. Whetsell and Steven D. Jorns and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.


SIGNATURE                  TITLE                               DATE
--------                   ----                                ----

/s/ Paul W. Whetsell       Chairman of the Board, Chief        October 28, 1998
----------------------     Executive Officer and Director
Paul W. Whetsell


                           Vice Chairman,  Chief Operating
----------------------     Officer and Director
Steven D. Jorns


754350.7

SIGNATURE                                     TITLE                                    DATE
---------                                     -----                                    ----


/s/ Bruce G. Wiles                            President, Chief Investment Officer      October 28,  1998
----------------------------                  and Director
Bruce G. Wiles

/s/ John Emery                                Chief Financial Officer                  October 28,  1998
----------------------------
John Emery                                    (Principal Financial and Accounting
                                               Officer)

----------------------------                  Director
Daniel L. Doctoroff

----------------------------                  Director
William S. Janes


/s/ James F. Dannhauser                       Director                                 October 28,  1998
----------------------------
James F. Dannhauser

/s/ Mahmood Khimji                            Director                                 October 28,  1998
----------------------------
Mahmood Khimji


/s/ James R. Worms                            Director                                 October 28,  1998
----------------------------
James R. Worms

/s/ H. Cabot Lodge III                        Director                                 October 28,  1998
----------------------------
H. Cabot Lodge III




754350.7

                                  EXHIBIT INDEX


Exhibit No.                                 Description
----------                                  -----------

3.1    --      Amended  and  Restated   Articles  of  Incorporation  of  the
               Registrant   (Articles  of  Merger   between   American   General
               Hospitality Corporation and CapStar Hotel Company).

3.2    --      Amended and Restated By-laws of the Registrant.

4.1    --      Form  of  Share   Certificate   (filed  as  Exhibit  4.1  to  our
               Registration Statement on Form S-11 (File No. 333-4568) and incorporated herein by reference).

5.1    --      Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

8.1    --      Form of draft opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to federal income tax matters.

23.1   --      Consent of Ballard  Spahr  Andrews & Ingersoll,  LLP (included in
               Exhibit 5.1).

23.2   --      Consent of Paul, Weiss, Rifkind,  Wharton & Garrison (included in
               Exhibit 8.1)

23.3   --      Consent of PricewaterhouseCoopers LLP (Dallas, Texas).

23.4   --      Consent    of    PricewaterhouseCoopers     LLP    (Philadelphia,
               Pennsylvania).

23.5   --      Consent of KPMG Peat Marwick LLP.

23.6   --      Consent of Pannell Kerr Forster PC.

23.7   --      Consent of Pinsker, Goldberg, Ivanicki & Apuzzo.

23.8   --      Consent of Wertheim & Company.

23.9   --      Consent of King Griffin & Adamson P.C.

23.1 0 --      Consent of Mann Frankfort Stein & Lipp, P.C.

24.1   --      Power of Attorney (included on signature page hereto).



754350.7